Exhibit 10.1

June 30, 2022

Mr. David Dohrmann

28 Isabella Avenue

Atherton, CA 94027

RE: CEO Employment Agreement

Dear Mr. Dohrmann:

The purpose of this letter (“Letter Agreement”) is to memorialize the terms and conditions upon which we have agreed that you will extend your employment by GrowLife, Inc. (the “Company,” “we” or “us”).

1.         Title; Responsibilities. Commencing on July 1, 2022 (the “Commencement Date”), you will be employed as the Company’s Chief Executive Officer and will report to the Board of Directors (the “Board”) of the Company. At such time as the Board has a minimum of five Board members and subject to this Agreement, you may only be terminated by at least 75% of the Board. You agree to perform such duties and responsibilities commensurate with your position and as may be reasonably requested by the Board from time to time. Without limiting the generality of the foregoing, you will be involved in planning, developing, implementing, and expanding the operations of the Company.

2.         Board Seat. The Company, together with the Board, hereby elects you, and vests you with the power and authority the same as all other members, as a member of the Board. You hereby agree to serve as a member of the Board effective as of the Commencement Date. We agree that the foregoing election to the Board and your role as a member of the Board is separate from your role as Chief Executive Officer of the Company. This Section 2 shall survive the expiration or earlier termination of this Agreement and does not and shall not impact in any manner your Board seat.

3.         Term of Employment. Subject to the rights of termination by you and the Company set forth in this Letter Agreement, your employment will be extended on the Commencement Date and continue for a period of (5) years thereafter (the “Term”), subject to renewal for an additional one-year period (the “Renewal Term”) upon approval by the Board, unless your employment has been terminated prior thereto by either you or the Company. If you desire to extend your employment for the Renewal Term, you will submit a written request for such renewal to the Board no sooner than twelve (12) months and no later than two (2) months prior to the expiration of the Term. Within thirty (30) days of receipt of such written request, the Board (in consultation with the Company’s Compensation Committee) will advise you whether such renewal has been approved.

4.         Place of Employment. You will work primarily out of the Washington office and you will not be required to relocate your residence during the Term (including any Renewal Term) of your employment with the Company. However, you may be required to travel as needed.

5.         Full-time Employment. Subject to the other provisions of this Section 4, you agree to work full-time on your responsibilities as Chief Executive Officer of the Company. Without limiting the generality of the foregoing, you agree not to render full-time services of a business, professional or commercial nature to any other person, firm, or corporation; however, you may serve as an advisor or a board director to any other unrelated companies so long as such service does not interfere with your ability to comply with this Letter Agreement and is not competitive with or otherwise in conflict with the operations of the Company.

6.         Base Salary Compensation. You will receive, as a guaranteed base salary for your full-time employment, annual compensation of Two Hundred Fifty Thousand Dollars ($250,000) for the Term. Your annual base compensation will be reviewed annually by the Compensation Committee, but in no event shall it be less than $250,000. Your base compensation will be paid in accordance with the Company’s standard payroll practices as in effect from time to time, but in no event less frequently than monthly.

7.         Bonus Compensation. In addition to your base salary, you will be entitled to receive an annual bonus equal to five percent (5%) of the Company’s EBITDA for the year starting in Fiscal year 2023. The Board of Directors will review your stock and cash compensation every December, starting 2022, and may choose at their discretion to add additional stock or cash bonuses as deemed appropriate at any time during the employment on a quarterly basis.

The annual bonus shall be paid no later than 15 days following the completion of audited financials for each calendar year. If your employment is terminated for any reason prior to the expiration of the Term or the Renewal Term, as applicable, your annual bonus will be prorated for that year based on the number of days worked in that year.

In addition, you will receive a one-time signing bonus upon completion of this agreement of $10,000 to be paid in the first pay period subsequent to successful completion of the pending acquisition of Bridgetown.

8.         Equity Participation. You (or to a trust or other related or affiliated entity designated by you for estate planning purposes) will be eligible to receive stock options (the “Stock Options”) and other Stock Awards including Performance Based (“Equity Incentives”). In the event of a “Change in Control” as defined by below, all Stock Options shall vest immediately. The Stock Option Plan is attached hereto as Exhibit A.

The Board shall review your Equity Compensation on the 90th day of your employment and on an annualized basis and may grant Equity Compensation in their discretion.

9.         Expense Reimbursement. The Company will reimburse you for all reasonable and necessary travel and other out-of-pocket business expenses incurred by you in the performance of your duties and responsibilities, subject to and consistent with the Company’s business expense reimbursement policies in effect from time to time, including an itemized list of the expenses incurred and appropriate receipts and supporting documentation.

10.       Vacation. You will be entitled to paid vacation of not less than four (4) weeks per year in accordance with the Company’s vacation policy in effect from time to time. Your vacation will be planned consistent with your duties and obligations as Chief Executive Officer.

11.       Other Benefits. You will be entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company will purchase and maintain during the Term (including any Renewal Term) an insurance policy on your life in the amount of Two Million Dollars ($2,000,000), payable to your named heirs or estate as the beneficiary.

12.       Directors and Officers Insurance. The Company will maintain a policy of directors’ and officer’s liability insurance with broad form coverage, insuring you as both an officer and director of the Company and with coverage limits of not less than Two Million Dollars ($2,000,000) per occurrence. Company will pay for up to $1,000,000 in errors and omission insurance, if D&O coverage is less than $2,000,000.

13.       Termination by Company for Cause; Termination by Employee without Good Reason; Death of Employee. If, prior to the expiration of the Term (including any Renewal Term), the Company terminates your employment for “Cause” (as defined below), or if you voluntarily terminate your employment without “Good Reason” (as defined in Section 13(c) below), or if your employment is terminated by reason of your death, then all of the Company’s obligations hereunder shall cease immediately, and you will not be entitled to any further compensation beyond any pro-rated base salary due and bonus amounts earned through the effective date of termination. All Stock Options and Equity Incentives which have vested shall survive the termination of your employment for any reason. You will be reimbursed for any expenses incurred prior to the date of termination for which you were not previously reimbursed. For purposes of this Letter Agreement, “Cause” is defined as any one or more of the following:

(a)       You are convicted of or plead nolo contendere to any felony or gross misdemeanor involving fraud, dishonesty, or moral turpitude as a result of your commission of any act during the Term (or any Renewal Term), which conviction or plea prevents you from performing your duties or other obligations to the Company hereunder or has an adverse effect on the reputation or business activities of the Company.

(b)       You have engaged in fraud, embezzlement, theft, or willful deception, or have engaged in other dishonest acts during the Term (or any Renewal Term), which are detrimental to the business of the Company.

(c)       You have breached the non-solicitation or non-competition covenants set forth in Section 13 of this Letter Agreement, have willfully engaged in the diversion of any corporate opportunity or other similar, serious conflict of interest or self-dealing inuring to your benefit and to the Company's detriment.

(d)       You have excessively used alcohol or have used illegal drugs, which substantially and materially interferes with the performance of your duties under this Letter Agreement after receipt of written notice from the Company demanding substantial performance, setting forth the nature of the failure, and your failure to remedy within a reasonable time thereafter, not to exceed thirty (30) days.

(e)       You have violated state, federal or local laws and ordinances requiring equal employment opportunity and prohibiting discrimination and harassment based on race, creed, color, national origin, sex, honorably discharged veteran or military status, sexual orientation, or the presence of any sensory, mental, or physical disability, or any other category protected by law.

(f)       You have engaged in habitual neglect of your duties and materially failed to perform your duties in the role of CEO; you have failed to cure defaults in performance within fifteen (15) days after the Board has given written notice of such performance defaults; or you have engaged in behavior in violation of the duty of good faith, duty of loyalty or violation of other ethical or moral obligations owed by you as CEO to the Company.

14.       Termination by Company without Cause; Termination by Employee for Good Reason or Due to Disability.

(a)       If the Company terminates your employment at any time prior to the expiration of the Term (including any Renewal Term) without Cause, or if you terminate your employment at any time for “Good Reason” or due to a “Disability” (as such terms are defined below), you will be entitled to receive: (i) your base salary amount through the end of the Term (or the Renewal Term, as applicable); and (ii) your annual bonus amount for each year during the remainder of the Term (including the Renewal Term, as applicable), which bonus amount shall be equal to the greater of (A) the annual bonus amount for the immediately preceding year, or (B) the bonus amount that would have been earned for the year of termination, absent such termination; and (iii) your vested Stock Options are fully and immediately available.

(b)       If the Company terminates your employment without Cause, the Company shall give you not less than thirty (30) days advance written notice of such termination. If you elect to terminate your employment for Good Reason or due to your Disability, you shall give the Company not less than thirty (30) days advance written notice of such termination.

(c)       For purposes of this Letter Agreement, “Good Reason” means any one or more of the following:

(i)        a material breach by the Company of any provision of this Letter Agreement, including without limitation, the Company’s failure to pay you any salary, bonus or benefits, which breach is not cured within fifteen (15) days after receipt of written notice from you to the Board specifying the breach or, if notice and cure have previously taken place regarding the same or a substantially similar breach, if the breach recurs;

(ii)       a requirement by the Company that you change your primary work location, without your consent to such change;

(iii)      the creation and continuation of a hostile work environment which continues without corrective action being taken by the Company for a period of more than fifteen (15) days following written notice by you to the Company identifying the nature and cause of such hostile work environment; or

(iv)       the Company, without your consent (A) changes your title or position, (B) makes any material change or reduction in your duties or responsibilities, (C) reduces your salary and/or benefits, or (D) assigns duties or responsibilities to you that are inconsistent with your position as Chief Executive Officer of the Company;

(d)       For purposes of this Letter Agreement, “Disability” means you are unable to perform the essential functions of your position as Chief Executive Officer of the Company, with reasonable accommodation, due to mental or physical illness or incapacity for an aggregate of ninety (90) days during any period of three hundred sixty (360) consecutive days during the Term (or any applicable Renewal Term).

15.      Termination Due to Change in Control.

(a)       Termination at Time of Change in Control. If there has been a “Change in Control” (as defined below) and the Company (or its successor or the surviving entity) terminates your employment without Cause as part of or in connection with such Change in Control (including any such termination occurring within one (1) month prior to the effective date of such Change in Control), then in addition to the benefits set forth in Section 13(a) above, you will be entitled to the following: (i) an increase of $300,000 in your annual base salary amount (or an additional $25,000 per month) through the end of the Term (or the Renewal Term, as applicable); plus (ii) a gross-up in the annual base salary amount each year to account for and to offset any tax that may be due by you on any payments received or to be received by you under this Letter Agreement that would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) the vested Equity Incentives and additional Stock Options shall be fully and immediately available.

(b)       Termination After Change in Control. If the Company (or its successor or the surviving entity) terminates your employment without Cause within twelve (12) months after the effective date of any Change in Control, or if you terminate your employment for Good Reason within twelve (12) months after the effective date of any Change in Control, then in addition to the benefits set forth in Section 13(a), you will be entitled to the following: (i) an increase of $300,000 in your annual base salary amount (or an additional $25,000 per month), which increased annual base salary amount shall be paid for the remainder of the Term (or the Renewal Term, as applicable) or for two (2) years following the Change in Control, whichever is longer; (ii) a gross-up in the annual base salary amount each year to account for and to offset any tax that may be due by you on any payments received or to be received by you under this Letter Agreement that would result in a “parachute payment” as described in Section 280G of the Code; (iii) payment of your annual bonus amount as set forth in Section 13(a)(ii) for each year during the remainder of the Term (including the Renewal Term, as applicable) or for two (2) years following the Change in Control, whichever is longer; (iv) health insurance coverage provided for and paid by the Company for the remainder of the Term (including the Renewal Term, as applicable) or for two (2) years following the Change in Control, whichever is longer; and (v) vested Equity Incentives and additional Stock Options shall be fully and immediately available.

(c)       Change in Control Definition. For purposes of this Letter Agreement, “Change in Control” means any one of the following occurrences: (i) the Company is party to a merger or consolidation with or into another entity or group of entities (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold solely in respect of their interests in the Company’s capital stock immediately prior to such merger or consolidation) at least fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity); (ii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a corporation, person or group of affiliated persons of the Company’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company; or (iii) a sale, lease, assignment, transfer or disposal of all or substantial majority of the assets of the Company (other than a pledge of such assets or grant of a security interest therein to a commercial lender in connection with a commercial lending or similar transaction); provided, however, that an equity financing by the Company in which the Company issues warrants, shares of its common stock or preferred stock , shall not be considered a Change of Control.

16.       Non-Solicitation; Non-Competition. You agree that during the term of your employment with the Company and for a period of one (1) year following termination of your employment, you will not: (a) solicit or induce any employee of the Company to leave the employ of the Company; (b) cause or attempt to cause any existing or prospective customer, client, distributor, vendor, supplier or provider of services to the

Company who then has a relationship with the Company for current or prospective business, to terminate, limit, discontinue or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company; or (c) provide any services, whether as an employee, consultant, officer, director, partner, manager, member or otherwise, to any individual, company or other entity that competes with, or is a competitor of, the Company in the legal cannabis industry, including hydroponic growing equipment and retail support software. Notwithstanding the foregoing provisions, none of the restrictive covenants contained in this section 15 shall apply at any time following your termination of employment if: (i) your employment is terminated by the Company without Cause; (ii) you terminate your employment with Good Reason; or (iii) the Company fails to extend your employment for the Renewal Term.

17.       Confidential Information. You acknowledge that your services to be rendered hereunder will place you in a position of confidence and trust with the Company and will allow you access to “Confidential Information” (as defined below). You agree that at all times during and after the term of your employment hereunder, you will maintain the Confidential Information in strictest confidence and will not, unless required to do so in the ordinary course of the Company’s operations, disclose to any person, or use for your own personal use or financial gain, whether individually or on behalf of another person, any Confidential Information. Without limiting the generality of the foregoing, you acknowledge that the Company may have agreements and/or relationships with other persons that may impose obligations or restrictions regarding the confidential nature of work or information relating to such persons, and you agree to be bound by all such obligations and restrictions. As used herein, the term “Confidential Information” means any non-public information relating to the Company and its businesses including, but not limited to, information regarding any trade secrets, proprietary knowledge, business plans, operating procedures, finances, financial condition, customers, clients, suppliers, distributors, agents, business activities, budgets, strategic or financial plans, objectives, marketing plans, products, services, price and price lists, operating and training materials, data bases and analyses; provided, however, that Confidential Information shall not include information: (i) already known to you prior to its disclosure to you, or (ii) that is or becomes generally known to the public through no act or omission by you, or (iii) becomes available to you from a source other than the Company, provided that such source is not subject to or bound by any duty or obligation of confidentiality with respect to such information.

18.       Executive’s Attorney Fees. The Company shall pay for your incurrence of legal fees in connection with the evaluation, negotiation and preparation of this Letter Agreement and associated estate planning services, but in no event shall such payment exceed the sum of Three Thousand dollars ($3,000).

19.       Entire Agreement. This Letter Agreement, including any exhibits hereto, embodies all of the representations, warranties, covenants and agreements in relation to the subject matter hereof. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.

20.       Amendment. This Letter Agreement may not be amended, and the compensation and employee benefits made available to you pursuant to this Letter Agreement may not be changed, except by an instrument in writing signed by both parties hereto.

21.       Applicable Law. This Letter Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California, without giving effect to its conflict of law principles for the purpose of applying the laws of another jurisdiction.

22.       Provisions Severable. Every provision of this Letter Agreement is intended to be severable from every other provision of this Letter Agreement. If any provision of this Letter Agreement is held to be void or unenforceable, in whole or in part, or unreasonable or excessive in scope or duration with the result that such provision (or portion thereof) as drafted is void or unenforceable, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be legally enforceable. If any provision of this Letter Agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.

23.       Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Letter Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Letter Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Letter Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Letter Agreement will preclude any other or further exercise of that or any other right, power, or privilege.

24.       Resolution of Disputes.

(a)       Arbitration. All claims and disputes between the parties hereto regarding any provision of this Letter Agreement or otherwise arising out of this Letter Agreement shall be settled by final and binding arbitration held in Los Angeles, California, under the then effective Comprehensive Arbitration Rules and Procedures of JAMS. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The award rendered by the arbitrator shall be final and binding on the parties. The arbitrator shall have the authority to award any remedy or relief that a court in the State of California could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator shall apply the law of the State of California in deciding the merits of any dispute. The arbitrator shall provide a written and reasoned explanation for any award rendered in the arbitration. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.

(b)       Costs and Fees. The prevailing party (as determined by the arbitrator or other trier of fact) in any dispute resolved under Section 23(a) shall be entitled to be indemnified and held harmless by the other party thereto for all costs incurred in the arbitration or litigation, including but not limited to the cost of the record or transcripts thereof, arbitration or court fees, reasonable attorneys’ and expert witnesses’ costs and fees, and all other costs and fees incurred therein.

(c)       Equitable Remedies. You acknowledge that: (i) it would be difficult to calculate damages to the Company from any breach of your obligations under Sections 15 and 16 of this Letter Agreement, (ii) that injury to the Company from any such breach would be irreparable and impracticable to measure, and (iii) that the remedy at law for any breach or threatened breach of the provisions of Sections 15 and 16 of this Letter Agreement would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies set forth herein, be entitled to specific performance, injunctive and other similar equitable remedies without posting bond or proving actual damages.

25.       Interpretation of Agreement. Each of the parties has had the opportunity to be represented by legal counsel in the negotiation and preparation of this Letter Agreement, and the parties agree that this Letter Agreement is to be construed as jointly drafted. Accordingly, this Letter Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Letter Agreement.

26.       Survival of Provisions. All provisions of this Letter Agreement which by their terms are intended to survive any termination of your employment shall survive in accordance with their respective terms.

27.       Assignment. This Letter Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. This Letter Agreement is personal to you and the availability of you to perform services and the covenants provided by you hereunder have been a material consideration for the Company to enter into this Letter Agreement. Accordingly, you may not assign any of your rights or delegate any of your duties under this Letter Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

28.       Counterparts. This Letter Agreement and any amendment or supplement to this Letter Agreement may be executed in counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or electronically of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Letter Agreement by such party.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Letter Agreement.

Very truly yours,

GrowLife, Inc.

/s/ Marco Hegyi

By: Marco Hegyi

Its: Chairman

Agreed to:

/s/ David Dohrmann               June 30, 2022

David Dohrmann                    Date

EXHIBIT “A”

GROWLIFE, INC.

SECOND AMENDED AND RESTATED 2017 STOCK INCENTIVE PLAN

1.

Definitions. In the Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1.

“Affiliate” means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly, and any other entity, designated by the Committee, in which the Company has a significant interest.

1.2.

“Agreement” means a written agreement or other document evidencing an Award that shall be in such form as the Committee may specify. The Committee in its discretion may, but not need, require a Participant to sign an Agreement.

1.3.

“Award” means a grant of an Option, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award.

1.4.

“Board” means the Board of Directors of the Company.

1.5.

“Code” means the Internal Revenue Code of 1986, as amended.

1.6.

“Committee” means the Compensation Committee of the Board or such other committee(s) appointed by the Board to administer the Plan or to make and/or administer specific Awards hereunder. If no such appointment is in effect at any time, “Committee” shall mean the Board. Notwithstanding the foregoing, “Committee” means the Board for purposes of granting Awards to Non-Employee Directors and administering the Plan with respect to those Awards, unless the Board determines otherwise.

1.7.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

1.8.

“Company” means GrowLife, Inc., and any successor thereto.

1.9.

“Date of Exercise” means the date on which the Company receives notice of the exercise of an Option in accordance with Section 7.1.

1.10.

“Date of Grant” means the date on which an Award is granted under the Plan.

1.11.

“Eligible Person” means any person who is (a) an Employee (b) a Non-Employee Director or (c) a consultant or independent contractor to the Company or an Affiliate.

1.12.

“Employee” means any individual determined by the Committee to be an employee of the Company or an Affiliate.

1.13.

“Exercise Price” means the price per Share at which an Option may be exercised.

1.14.

“Fair Market Value” means an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose, or, unless otherwise determined by the Committee, if the Common Stock is traded on a securities exchange or automated dealer quotation system, fair market value shall be the last sale price for a Share, as of the relevant date, on such securities exchange or automated dealer quotation system as reported by such source as the Committee may select; provided, however, that in the case of an Option, in all events Fair Market Value shall be determined pursuant to a method permitted by Section 409A of the Code for determining the fair market value of stock subject to a nonqualified stock option that does not provide for a deferral of compensation within the meaning of Section 409A of the Code.

1.15.

“Incentive Stock Option” means an Option that the Committee designates as an incentive stock option under Section 422 of the Code.

1.16.

“Non-Employee Director” means any member of the Board, or of an Affiliate’s board of directors, who is not an Employee.

1.17.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

1.18.

“Option” means an option to purchase Shares granted pursuant to Section 6.

1.19.

“Option Period” means the period during which an Option may be exercised.

1.20.

“Other Stock-Based Award” means an Award granted pursuant to Section 12.

1.21.

“Participant” means an Eligible Person who has been granted an Award.

1.22.

“Performance Award” means a performance award granted pursuant to Section

1.23.

“Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

1.24.

“Plan” means this GrowLife, Inc. Second Amended and Restated 2017 Stock Incentive Plan, as amended from time to time.

1.25.

“Restricted Stock” means Shares granted pursuant to Section 8.

1.26.

“Restricted Stock Units” means an Award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to Section 9.

1.27.

“Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a “parent corporation” or “subsidiary corporation” that becomes such after adoption of the Plan.

1.28.

“Share” means a share of Common Stock.

1.29.

“Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

2.    Purpose. The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

3.    Administration. The Committee shall administer the Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of the Plan. The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the Eligible Persons to whom Awards shall be granted, the terms (which terms need not be identical) of all Awards, including without limitation the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, any exceptions to non-transferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the period during which Options may be exercised and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of the Plan and Awards granted thereunder. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final. The Committee may delegate its authority under this Section 3 and the terms of the Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

4.    Eligibility. Awards may be granted only to Eligible Persons; provided that (a) Incentive Stock Options may be granted only Eligible Persons who are Section 422 Employees; and (b) Options may be granted only to persons with respect to whom Shares constitute stock of the service recipient (within the meaning of Section 409A of the Code and the applicable Treasury Regulations thereunder).

5.    Stock Subject to Plan. Subject to adjustment as provided in Section 13, (a) the maximum number of Shares that may be issued under the Plan is seventy five million (75,000,000) shares, provided that no more than seven million five hundred thousand (7,500,000) shares may be issued pursuant to Awards that are not Options, and (b) the maximum number of Shares with respect to which an Employee may be granted Awards under the Plan during a fiscal year is seven million five hundred thousand (7,500,000) shares. Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise.

5.1.    If an Option expires or terminates for any reason without having been fully exercised or is surrendered pursuant to Section 6.4, if shares of Restricted Stock are forfeited, or if Shares covered by a Performance Award are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Award shall be available for the grant of additional Awards; provided, however, that in the case of Shares that are withheld to pay withholding taxes with respect to an Award, no such withheld Shares shall again be available for the grant of Awards hereunder.

6.

Options.

6.1.    Options granted under the Plan to Eligible Persons shall be either Incentive Stock Options or Nonqualified Stock Options, as designated by the Committee; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are Section 422 Employees on the Date of Grant. Each Option granted under the Plan shall be identified as either a Nonqualified Stock Option or an Incentive Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary corporation) exceeds USD $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. For purposes of this Section 6.1, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares was granted. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with the Plan as the Committee may specify. The Committee, in its discretion, may condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.

6.2.    The Exercise Price of an Option granted under the Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Shareholder, the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.

6.3.    The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement; provided that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to an Employee who on the Date of Grant is a Ten-Percent Stockholder) from its Date of Grant.

6.4.    To the extent provided in an Agreement, a Participant may surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon such surrender, without any payment to the Company (other than required tax withholding amounts), that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (a) the Fair Market Value on the date of surrender over (b) the Exercise Price, plus an amount of cash equal to the fair market value of any fractional Share to which the Participant would be entitled but for the parenthetical above relating to whole number of Shares. Any such surrender shall be treated as the exercise of the Option (or portion thereof).

7.

Exercise of Options.

7.1.    Subject to the terms of the applicable Agreement, an Option may be exercised, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (a) a full payment for the Shares with respect to which the Option is exercised or (b) to the extent provided in the applicable Agreement, irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option. To the extent provided in the applicable Agreement, payment may be made by (a) delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an Option or other Award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for at least six months, or such other period, if any, as may be required by the Committee), valued at Fair Market Value on the Date of Exercise or (b) delivery of a promissory note as provided in Section 7.2.

7.2.    To the extent provided in the applicable Agreement and permitted by applicable law, the Committee may accept as payment of all or a portion of the Exercise Price a promissory note executed by the Participant evidencing the Participant’s obligation to make future cash payment thereof. Promissory notes made pursuant to this Section 7.2 shall (a) be secured by a pledge of the Shares received upon exercise of the Option, (b) bear interest at a rate fixed by the Committee, and (c) contain such other terms and conditions as the Committee may determine in its discretion.

8.    Restricted Stock Awards. Each grant of Restricted Stock under the Plan shall be subject to an Agreement specifying the terms and conditions of the Award. Restricted Stock granted under the Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals

9.    Restricted Stock Unit Awards. Each grant of Restricted Stock Units under the Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares to a Participant at such time(s) as the Committee may specify and (b) contains such other terms and conditions as the Committee may specify, including without limitation, terms that condition the issuance of Restricted Stock Unit Awards upon the achievement of one or more specified Performance Goals.

10.    Performance Awards. Each Performance Award granted under the Plan shall be evidenced by an Agreement that (a) provides for the payment of cash and/or issuance of Shares to a Participant contingent upon the attainment of one or more specified Performance Goals, and (b) contains such other terms and conditions as may be determined by the Committee. For purposes of Section 5.1(b) hereof, a Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a fiscal year shall not exceed $250,000.

11.    Dividends and Dividend Equivalents. The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify, to receive dividend payments or dividend equivalent payments with respect to Shares covered by the Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee.

12.    Other Stock-Based Awards. The Committee may in its discretion grant stock-based awards of a type other than those otherwise provided for in the Plan, including the issuance or offer for sale of unrestricted Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall cover such number of Shares and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

13.    Capital Events and Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall provide for a substitution for or adjustment in (a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards, (b) the Exercise Price of Options, (c) the aggregate number and class of Shares for which Awards thereafter may be granted under the Plan and (d) the maximum number of Shares with respect to which an Employee may be granted Awards during the period specified in Section 5.1(b).

14.    Termination or Amendment. The Board may amend or terminate the Plan in any respect at any time; provided, however, that, after the Plan has been approved by the stockholders of the Company, the Board shall not amend or terminate the Plan without approval of (a) the Company’s stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, and (b) each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Award granted prior to the date of such amendment or termination.

15.

Modification, Substitution of Awards.

15.1.    Subject to the terms and conditions of the Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under such Award and (b) subject to Section 13, in no event may (i) an Option be modified to reduce the Exercise Price of the Option, or (ii) an Option be cancelled or surrendered in consideration for the grant of a new Option with a lower Exercise Price.

15.2.    Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Committee, be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or an Affiliate. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Awards shall not be counted toward the Share limit imposed by Section 5.1(b), except to the extent the Committee determines that counting such Awards is required in order for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

15.3.    Any provision of the Plan or any Agreement to the contrary notwithstanding, in the event of a merger or consolidation to which the Company is a party, the Committee shall take such actions, if any, as it deems necessary or appropriate to prevent the enlargement or diminishment of Participants’ rights under the Plan and Awards granted hereunder, and may, in its discretion, cause any Award granted hereunder to be canceled in consideration of a cash payment equal to the fair value of the canceled Award, as determined by the Committee in its discretion. Unless the Committee determines otherwise, the fair value of an Option shall be deemed to be equal to the product of (a) the number of Shares the Option covers (and has not previously been exercised) and (b) the excess, if any, of the Fair Market Value of a Share as of the date of cancellation over the Exercise Price of the Option.

16.    Foreign Employees. Without amendment of the Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgement of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan. The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any Affiliate operates or has employees.

17.    Stockholder Approval. The Plan, and any amendments hereto requiring stockholder approval pursuant to Section 14, are subject to approval by vote of the stockholders of the Company at an annual or special meeting of the stockholders within twelve (12) months of the date of its adoption by the Board.

18.    Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state, local, and foreign tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, a Participant may satisfy any such withholding tax obligation by one or any combination of the following means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already-owned and unencumbered Shares.

19.    Term of Plan. Unless sooner terminated by the Board pursuant to Section 14, the Plan shall terminate on the date that is ten years after the earlier of that date that the Plan is adopted by the Board or approved by the Company’s stockholders, and no Awards may be granted or awarded after such date. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

20.    Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or Committee, members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

21.

General Provisions.

21.1.    The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan. Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

21.2.    Neither the adoption of the Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, restricted stock or other awards otherwise than under the Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

21.3.    The interests of any Eligible Person under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except to the extent provided in an Agreement.

21.4.    The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles.

21.5.    The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

21.6.    The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under the Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying, to the Board’s or Committee’s complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Committee.

21.7.    To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.8.    Notwithstanding any other provision of the Plan to the contrary, to the extent any Award (or a modification of an Award) under the Plan results in the deferral of compensation (for purposes of Section 409A of the Code), the terms and conditions of the Award shall comply with Section 409A of the Code.